Exhibit 99

 HEMAGEN ANNOUNCES EXCHANGE OFFER
FOR 8% SENIOR SUBORDINATED SECURED CONVERTIBLE NOTES DUE 2009

COLUMBIA, MD September 1, 2009 – Hemagen Diagnostics, Inc., (HMGN.OB) (the “Company”) announced today that it has commenced an offer to exchange all $4,049,858.01 in principal amount of its 8% Senior Subordinated Secured Convertible Notes due 2009 (the “Outstanding Notes”) for $4,049,858.01 in principal amount of 8% Senior Subordinated Secured Convertible Notes due 2014 (the “Modified Notes”).

The Modified Notes will be convertible by the note holders into common stock at $0.35 per share after September 30, 2009, will mature on September 30, 2014, and will pay annual interest of 8% paid quarterly. Certain other terms will be adjusted as compared to the Outstanding Notes. Hemagen may prepay the outstanding principal balance at anytime after September 30, 2010. The Modified Notes will have a similar security interest as the Outstanding Notes and therefore will be subordinated to a $3,000,000 credit facility and any real estate financing the Company may incur in the purchase of its corporate facility.

William P. Hales, the Company’s Chairman, CEO and President owns $684,950 in Outstanding Notes and will tender all of his Outstanding Notes for exchange.

The exchange offer will expire at 12:00 midnight EDT, on September 30, 2009, unless extended by the Company. Hemagen will act as exchange agent for the offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Hemagen Diagnostics, Inc. The exchange offer will be made only through and upon the terms and conditions described in Hemagen Diagnostics, Inc’s, Offering Memorandum dated September 1, 2009, and related letter of transmittal. Hemagen has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. The Tender Offer Statement (including an offering circular, a related letter of transmittal and other offering documents) contains important information that should be read carefully before any decision is made with respect to the offer. The offering circular, the related letter of transmittal and certain other documents are being sent to all holders of Hemagen, Outstanding Notes, at no expense to them. The Tender Offer Statement (including the offering circular, the related letter of transmittal and all other documents filed with the Securities and Exchange Commission) are available at no charge at the Securities and Exchange Commission website at http://sec.gov or from Hemagen at cdavidson@hemagen.com.

Investors may also contact Mr. Hales, or Ms. Davidson at Hemagen Diagnostics, Inc., to obtain information about the exchange offer, including copies of the offering circular and related documents.